Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $30.6 MILLION
Record quarterly operating results following successful Blue Hills Bancorp, Inc. acquisition

Rockland, Massachusetts (July 18, 2019) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2019 second quarter net income of $30.6 million, or $0.89 per diluted share, compared to net income of $35.2 million, or $1.25 per diluted share, reported in the first quarter of 2019. Excluding merger and acquisition expenses incurred in both quarters, operating net income was $48.8 million, or $1.42 per diluted share, during the second quarter of 2019 compared to $36.7 million, or $1.30 per diluted share, during the prior quarter.

"During the second quarter of 2019 Rockland Trust completed the acquisition of Blue Hills Bank, grew to over $11.6 billion in assets, added branches in Boston’s Hyde Park neighborhood and several other Boston area locations, and expanded our geographic reach to include Nantucket Island," said Christopher Oddleifson, the President and Chief Executive Officer of Independent Bank Corp. and Chief Executive Officer of Rockland Trust Company. "Also, after many months of careful planning, we completed the successful conversion of the customers and branches acquired from Blue Hills Bank over the first weekend in June. Our growth and success is directly attributable to the exceptional hard work of my deeply committed and talented colleagues, including those who joined us from Blue Hills."

BLUE HILLS BANCORP, INC.

Effective April 1, 2019, the Company completed the acquisition of Blue Hills Bancorp, Inc., parent of Blue Hills Bank (collectively "BHB"). The acquisition resulted in the net addition of eight branch locations in Suffolk, Norfolk and Nantucket counties of Massachusetts. The transaction included the acquisition of approximately $2.1 billion in loans, $196.9 million in securities, the assumption of $1.9 billion in deposits, and $124.8 million of borrowings, each at fair value. Total consideration of $661.3 million consisted of 6,166,010 shares of the Company's common stock issued, as well as $161.6 million in cash, inclusive of cash in lieu of fractional shares. The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired at Fair Value
(Dollars in thousands)
Assets
Cash	$56,331
Investments	196,937
Loans	2,073,714
Bank premises and equipment	24,253
Goodwill	248,457
Core deposit and other intangibles	19,870
Other assets	147,836
Total assets acquired	$2,767,398
Liabilities
Deposits	$1,930,436
Borrowings	124,817
Other liabilities	50,857
Total liabilities assumed	$2,106,110
Purchase price	$661,288

For further details on the loans and deposits acquired, see the Organic Loan and Deposit Growth table provided near the end of the financial schedules accompanying this release.

BALANCE SHEET

Total assets of $11.6 billion at June 30, 2019 increased by $2.6 billion, or 29.0% from the prior quarter, and by $3.2 billion, or 38.5%, as compared to the year ago period, inclusive of the 2019 second quarter acquisition of BHB and the 2018 fourth quarter acquisition of MNB Bancorp ("MNB").

The $2.0 billion increase in the total loan portfolio in the second quarter was the net result of a variety of factors, including the addition of BHB loans acquired, a transfer of loans to held for sale, planned reductions in BHB loan segments, and growth in legacy portfolios. Strong organic growth in the commercial construction portfolio of 10.6% was offset by decreases in all other commercial loan categories, as anticipated payoffs, primarily within the acquired portfolios, outpaced strong new originations during the quarter. The decline in the residential real estate portfolio was largely attributable to the reclass of $86.0 million of loans to held for sale. Otherwise, all consumer portfolios were relatively flat during the quarter as new business was offset by runoff. Inclusive of the BHB and the MNB acquisitions, total loans increased by $2.5 billion, or 38.1%, when compared to the year ago period.

The $1.8 billion increase in total deposits in the second quarter of 2019 reflected the addition of BHB deposits, strong growth in demand deposit balances, and meaningful post-acquisition decreases as anticipated in higher rate deposit categories. This favorable remixing moderated the overall increase in the cost of deposits, which was up 10 basis points to 0.49% in the second quarter as compared to the prior quarter. Inclusive of the acquired BHB and MNB deposits, total deposits increased by $2.3 billion, or 32.7%, when compared to the year ago period.

The securities portfolio increased by $130.1 million, or 12.0%, compared to the prior quarter, reflecting the $196.9 million in securities included in the BHB acquisition and additional purchases during the quarter of $20.9 million, partially offset by paydowns on existing securities and the sale of approximately $47.3 million acquired BHB mortgage-backed securities, the proceeds of which were used to pay off wholesale funding.

The Company's total borrowings increased by $191.7 million, or 62.2%, compared to the prior quarter, reflecting the $124.8 million in borrowings included in the BHB acquisition as well as increases in the Federal Home Loan Bank overnight borrowings, partially offset by the paydown of the $50.0 million line of credit funding that was obtained in the first quarter to supplement the financing of the BHB acquisition, as well as a $10.3 million redemption of trust preferred securities during the quarter.

Stockholders' equity at June 30, 2019 rose to $1.6 billion, an increase of 48.1% and 67.4% when compared to March 31, 2019, and June 30, 2018, respectively, due primarily to the stock issuance associated with the BHB and MNB acquisitions. In addition, other comprehensive income increased significantly in the quarter, growing by $14.1 million as a result of the increased values associated with the Company's interest rate derivatives and available for sale securities. Book value per share increased by $8.41, or 21.4%, during the second quarter. The Company's ratio of common equity to assets of 14.10% increased by 182 basis points from the prior quarter and by 244 basis points from the same period a year ago. The Company's tangible book value per share increased significantly by $2.36, or 8.0%, to $32.00 from the prior quarter and is now 19.5% higher than the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.92% at June 30, 2019 is 36 basis points higher than the prior quarter and 86 basis points above the year ago period.

NET INTEREST INCOME

Net interest income for the second quarter increased 28.5% to $106.0 million compared to $82.5 million in the prior quarter due to increased average earning assets as a result of the BHB acquisition. The net interest margin of 4.09% for the second quarter of 2019 benefited from elevated loan accretion as a result of payoff activity on the acquired portfolios during the quarter, yet decreased from the prior quarter margin of 4.14% due to the absorption of the lower margin inherent to the BHB balance sheet base.

NONINTEREST INCOME

Noninterest income of $28.6 million in the second quarter of 2019 was $7.1 million, or 33.0%, higher than the prior quarter. Most categories of noninterest income were positively impacted by the BHB acquisition. Other factors that contributed to changes in noninterest income in the second quarter compared to the prior quarter included the following:

•
Deposit account and interchange and ATM fees increased by $2.0 million, or 21.9%, due primarily to the increased customer base from the BHB acquisition as well as seasonal increases in overdraft fees and debit card usage.

•
Investment management income increased by $405,000, or 6.0%, due primarily to the increase in assets under administration, along with seasonal tax preparation fees during the second quarter. Assets under administration at June 30, 2019 rose by 5.8% over the prior quarter to $4.2 billion.

•
Mortgage banking income grew by $2.6 million, or 323.1%, due to the combination of a significantly increased production channel following the BHB acquisition, a strong rate-driven increase in refinance demand, and typical seasonal increases in volume.

•	The increase in cash surrender value of life insurance policies increased by $324,000, or 33.3%, due to policies obtained from the BHB acquisition.

•	Loan level derivative income increased by $291,000, or 45.4%, as a result of increased customer demand in the quarter.

•
Other noninterest income increased $1.5 million, or 44.7%. Primary drivers of the increase include gains associated with the sale of a small business credit card portfolio, as well as increases in FHLB dividend income, equity method investment income, and foreign currency exchange fees. Partly offsetting these factors were decreases in gains on equity securities.

NONINTEREST EXPENSE

Noninterest expense of $93.0 million in the second quarter of 2019 was $36.7 million, or 65.2%, higher than the prior quarter. Most categories of noninterest expense were impacted by the BHB acquisition. Other factors that contributed to changes in noninterest expense in the second quarter compared to the prior quarter included the following:

•
Salaries and employee benefits expense increased by $5.7 million, or 17.3%, due primarily to the increased workforce base following the BHB acquisition, as well as increases in incentive programs and commissions, offset by decreases in payroll taxes.

•	Occupancy and equipment expense increased by $1.3 million, or 18.1%, mainly due to the acquired BHB branch network, which was partially offset by a decrease in snow removal costs.

•
Merger and acquisition costs increased to $24.7 million for the second quarter, which was primarily attributable to the BHB acquisition. The majority of these costs include severance, contract termination and integration costs. The prior quarter expense of $1.0 million included $719,000 attributable to the BHB acquisition and the remainder associated with the MNB acquisition.

•
Other noninterest expense increased by $5.2 million, or 39.3%, due to a $1.5 million loss on sale of securities, an increase in core deposit amortization expense of $715,000, and higher consultant fees, director fees, provision for unfunded commitments, and software maintenance fees.

The Company generated a return on average assets and a return on average common equity of 1.06% and 7.59%, respectively, in the second quarter of 2019, as compared to 1.62% and 13.10%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and return on average equity of 1.69% and 12.09%, respectively, during the second quarter of 2019, as compared to 1.69% and 13.65%, respectively, for the prior quarter.

ASSET QUALITY

During the second quarter of 2019, the Company recorded total net charge-offs of $180,000, or 0.01% of average loans on an annualized basis, consistent with the prior quarter. The provision for loan losses was $1.0 million for the second quarter of 2019, also consistent with the first quarter of 2019. Nonperforming loans increased to $45.3 million, at June 30, 2019 compared to prior quarter balances of $43.3 million, and now represent 0.51% of loans, inclusive of approximately $2.3 million from the BHB acquired portfolio. Total nonperforming assets increased at June 30, 2019 to $48.2 million when compared to $43.3 million in the prior period, which included $2.9 million in other real estate owned acquired from BHB. Despite these increases, total nonperforming assets at June 30, 2019 are relatively consistent with balances from the year ago period. At June 30, 2019, delinquency as a percentage of loans was 0.24%, representing a decrease of one basis point from the prior quarter.

The allowance for loan losses was $66.0 million at June 30, 2019, as compared to $65.1 million at March 31, 2019. The Company’s allowance for loan losses as a percentage of loans was 0.74% and 0.93% at June 30, 2019 and March 31, 2019, respectively. The decrease in this percentage is attributable to the treatment of loans acquired in connection with the BHB acquisition. These acquired loans are recorded at fair value, which include consideration for estimated credit losses, and without carryover of the respective portfolio's historical allowance for loan losses.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, and Mark Ruggiero, Chief Financial Officer, will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 19, 2019. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10132134 and will be available through August 2, 2019. Additionally, a webcast replay will be available until July 19, 2020.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	inability to raise capital on terms that are favorable;

•	additional regulatory oversight and additional costs associated with the Company's increase in assets to over $10 billion;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;

•	increased competition in the Company’s market area;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the inability to realize expected synergies from merger transactions in the amounts or in the timeframes anticipated;

•	inability to retain customers and employees, including those acquired in the MNB and BHB acquisitions;

•
the effect of laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and the Consumer Protection Act and regulatory uncertainty surrounding these laws and regulations;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	June 30 2019	March 31 2019	June 30 2018	Jun 2019 vs.	Jun 2019 vs.
				Mar 2019	Jun 2018
Assets
Cash and due from banks	$121,001	$106,748	$113,930	13.35%	6.21%
Interest-earning deposits with banks	73,013	185,526	209,176	(60.65)%	(65.09)%
Securities
Trading	1,939	1,837	1,598	5.55%	21.34%
Equities	20,807	20,357	20,133	2.21%	3.35%
Available for sale	393,148	437,689	442,929	(10.18)%	(11.24)%
Held to maturity	797,359	623,243	538,261	27.94%	48.14%
Total securities	1,213,253	1,083,126	1,002,921	12.01%	20.97%
Loans held for sale	123,557	5,586	9,614	2,111.90%	1,185.18%
Loans
Commercial and industrial	1,400,924	1,150,632	976,264	21.75%	43.50%
Commercial real estate	4,058,066	3,254,085	3,131,337	24.71%	29.60%
Commercial construction	491,598	373,517	364,225	31.61%	34.97%
Small business	173,927	166,410	147,137	4.52%	18.21%
Total commercial	6,124,515	4,944,644	4,618,963	23.86%	32.60%
Residential real estate	1,655,182	935,238	779,421	76.98%	112.36%
Home equity - first position	656,515	642,451	646,626	2.19%	1.53%
Home equity - subordinate positions	487,984	438,290	422,671	11.34%	15.45%
Total consumer real estate	2,799,681	2,015,979	1,848,718	38.87%	51.44%
Other consumer	26,591	16,249	11,590	63.65%	129.43%
Total loans	8,950,787	6,976,872	6,479,271	28.29%	38.14%
Less: allowance for loan losses	(65,960)	(65,140)	(62,557)	1.26%	5.44%
Net loans	8,884,827	6,911,732	6,416,714	28.55%	38.46%
Federal Home Loan Bank stock	26,085	7,667	13,107	240.22%	99.02%
Bank premises and equipment, net	123,374	98,843	95,838	24.82%	28.73%
Goodwill	504,562	256,105	231,806	97.01%	117.67%
Other intangible assets	33,334	14,339	7,918	132.47%	320.99%
Cash surrender value of life insurance policies	197,292	161,521	153,574	22.15%	28.47%
Other real estate owned and other foreclosed assets	2,889	—	245	100.00%	1,079.18%
Other assets	300,012	166,264	126,159	80.44%	137.80%
Total assets	$11,603,199	$8,997,457	$8,381,002	28.96%	38.45%
Liabilities and Stockholders' Equity
Deposits
Demand deposits	$2,738,420	$2,329,566	$2,262,871	17.55%	21.02%
Savings and interest checking accounts	3,196,639	2,914,367	2,739,228	9.69%	16.70%
Money market	1,927,797	1,496,118	1,351,623	28.85%	42.63%
Time certificates of deposit	1,445,059	723,551	659,768	99.72%	119.03%
Total deposits	9,307,915	7,463,602	7,013,490	24.71%	32.71%
Borrowings
Federal Home Loan Bank borrowings	277,671	25,752	50,775	978.25%	446.87%
Customer repurchase agreements	—	—	142,235	n/a	(100.00)%
Line of credit, net	—	49,993	—	(100.00)%	n/a
Long-term borrowings, net	74,879	74,914	—	(0.05)%	100.00%
Junior subordinated debentures, net	62,847	73,082	73,077	(14.00)%	(14.00)%
Subordinated debentures, net	84,305	84,299	34,705	0.01%	142.92%
Total borrowings	499,702	308,040	300,792	62.22%	66.13%

Total deposits and borrowings	9,807,617	7,771,642	7,314,282	26.20%	34.09%
Other liabilities	159,579	121,277	89,655	31.58%	77.99%
Total liabilities	9,967,196	7,892,919	7,403,937	26.28%	34.62%
Stockholders' equity
Common stock	342	280	274	22.14%	24.82%
Additional paid in capital	1,029,594	527,795	481,979	95.07%	113.62%
Retained earnings	585,111	569,582	504,926	2.73%	15.88%
Accumulated other comprehensive income (loss), net of tax	20,956	6,881	(10,114)	204.55%	(307.20)%
Total stockholders' equity	1,636,003	1,104,538	977,065	48.12%	67.44%
Total liabilities and stockholders' equity	$11,603,199	$8,997,457	$8,381,002	28.96%	38.45%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2019	March 31 2019	June 30 2018	Jun 2019 vs.	Jun 2019 vs.
				Mar 2019	Jun 2018
Interest income
Interest on federal funds sold and short-term investments	$647	$426	$541	51.88%	19.59%
Interest and dividends on securities	8,534	7,478	6,514	14.12%	31.01%
Interest and fees on loans	112,923	83,608	72,082	35.06%	56.66%
Interest on loans held for sale	40	31	30	29.03%	33.33%
Total interest income	122,144	91,543	79,167	33.43%	54.29%
Interest expense
Interest on deposits	11,178	7,028	4,587	59.05%	143.69%
Interest on borrowings	4,947	1,990	1,412	148.59%	250.35%
Total interest expense	16,125	9,018	5,999	78.81%	168.79%
Net interest income	106,019	82,525	73,168	28.47%	44.90%
Provision for loan losses	1,000	1,000	2,000	—%	(50.00)%
Net interest income after provision for loan losses	105,019	81,525	71,168	28.82%	47.56%
Noninterest income
Deposit account fees	5,080	4,406	4,551	15.30%	11.62%
Interchange and ATM fees	5,794	4,516	4,769	28.30%	21.49%
Investment management	7,153	6,748	6,822	6.00%	4.85%
Mortgage banking income	3,410	806	1,038	323.08%	228.52%
Increase in cash surrender value of life insurance policies	1,296	972	998	33.33%	29.86%
Loan level derivative income	932	641	708	45.40%	31.64%
Other noninterest income	4,983	3,444	3,001	44.69%	66.04%
Total noninterest income	28,648	21,533	21,887	33.04%	30.89%
Noninterest expenses
Salaries and employee benefits	38,852	33,117	30,288	17.32%	28.28%
Occupancy and equipment expenses	8,424	7,130	6,497	18.15%	29.66%
Data processing and facilities management	2,042	1,326	1,264	54.00%	61.55%
FDIC assessment	778	616	691	26.30%	12.59%
Merger and acquisition expense	24,696	1,032	434	2,293.02%	5,590.32%
Other noninterest expenses	18,240	13,090	13,514	39.34%	34.97%
Total noninterest expenses	93,032	56,311	52,688	65.21%	76.57%
Income before income taxes	40,635	46,747	40,367	(13.07)%	0.66%
Provision for income taxes	10,007	11,522	9,249	(13.15)%	8.20%
Net Income	$30,628	$35,225	$31,118	(13.05)%	(1.57)%

Weighted average common shares (basic)	34,313,492	28,106,184	27,526,653

Common share equivalents	41,878	54,466	54,525
Weighted average common shares (diluted)	34,355,370	28,160,650	27,581,178

Basic earnings per share	$0.89	$1.25	$1.13	(28.80)%	(21.24)%
Diluted earnings per share	$0.89	$1.25	$1.13	(28.80)%	(21.24)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$30,628	$35,225	$31,118
Noninterest expense components
Add - merger and acquisition expenses	24,696	1,032	434
Noncore items, gross	24,696	1,032	434
Less - net tax benefit associated with noncore items (1)	(6,560)	(198)	(122)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	650	—
Total tax impact	(6,560)	452	(122)
Noncore items, net of tax	18,136	1,484	312
Operating net income	$48,764	$36,709	$31,430	32.84%	55.15%

Diluted earnings per share, on an operating basis	$1.42	$1.30	$1.14	9.23%	24.56%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	4.09%	4.14%	3.89%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.06%	1.62%	1.52%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.69%	1.69%	1.53%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	7.59%	13.10%	12.85%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	12.09%	13.65%	12.98%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2019	June 30 2018	Jun 2019 vs.
			Jun 2018

Interest income
Interest on federal funds sold and short-term investments	$1,073	$852	25.94%
Interest and dividends on securities	16,012	12,749	25.59%
Interest and fees on loans	196,531	139,266	41.12%
Interest on loans held for sale	71	49	44.90%
Total interest income	213,687	152,916	39.74%
Interest expense
Interest on deposits	18,206	8,522	113.64%
Interest on borrowings	6,937	2,755	151.80%
Total interest expense	25,143	11,277	122.96%
Net interest income	188,544	141,639	33.12%
Provision for loan losses	2,000	2,500	(20.00)%
Net interest income after provision for loan losses	186,544	139,139	34.07%
Noninterest income
Deposit account fees	9,486	8,982	5.61%
Interchange and ATM fees	10,310	8,942	15.30%

Investment management	13,901	12,964	7.23%
Mortgage banking income	4,216	1,908	120.96%
Increase in cash surrender value of life insurance policies	2,268	1,945	16.61%
Loan level derivative income	1,573	1,155	36.19%
Other noninterest income	8,427	5,854	43.95%
Total noninterest income	50,181	41,750	20.19%
Noninterest expenses
Salaries and employee benefits	71,969	61,388	17.24%
Occupancy and equipment expenses	15,554	13,905	11.86%
Data processing and facilities management	3,368	2,550	32.08%
FDIC assessment	1,394	1,489	(6.38)%
Merger and acquisition expense	25,728	434	5,828.11%
Other noninterest expenses	31,330	26,373	18.80%
Total noninterest expenses	149,343	106,139	40.71%
Income before income taxes	87,382	74,750	16.90%
Provision for income taxes	21,529	16,077	33.91%
Net Income	$65,853	$58,673	12.24%

Weighted average common shares (basic)	31,226,985	27,506,724
Common share equivalents	48,381	61,480
Weighted average common shares (diluted)	31,275,366	27,568,204

Basic earnings per share	$2.11	$2.13	(0.94)%
Diluted earnings per share	$2.11	$2.13	(0.94)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$65,853	$58,673
Noninterest expense components
Add - merger and acquisition expenses	25,728	434
Noncore items, gross	25,728	434
Less - net tax benefit associated with noncore items (1)	(6,758)	(122)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	650	—
Total tax impact	(6,108)	(122)
Noncore items, net of tax	$19,620	$312
Operating net income	$85,473	$58,985	44.91%

Diluted earnings per share, on an operating basis	$2.73	$2.14	27.57%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	4.12%	3.83%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.30%	1.46%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.69%	1.46%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	9.80%	12.30%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	12.72%	12.36%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	June 30 2019	March 31 2019	June 30 2018
Nonperforming loans
Commercial & industrial loans	$24,895	$25,879	$30,095
Commercial real estate loans	833	1,539	3,110
Small business loans	168	180	384
Residential real estate loans	11,762	8,517	7,612
Home equity	7,514	7,202	5,861
Other consumer	122	14	50
Total nonperforming loans	45,294	43,331	47,112
Other real estate owned	2,889	—	245
Total nonperforming assets	$48,183	$43,331	$47,357

Nonperforming loans/gross loans	0.51%	0.62%	0.73%
Nonperforming assets/total assets	0.42%	0.48%	0.57%
Allowance for loan losses/nonperforming loans	145.63%	150.33%	132.78%
Allowance for loan losses/total loans	0.74%	0.93%	0.97%
Delinquent loans/total loans	0.24%	0.25%	0.89%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2019	March 31 2019	June 30 2018

Nonperforming assets beginning balance	$43,331	$45,418	$48,071
New to nonperforming	4,801	1,857	3,642
Acquired loans	2,317	—	—
Loans charged-off	(472)	(559)	(568)
Loans paid-off	(3,289)	(3,171)	(2,209)
Loans restored to performing status	(1,266)	(232)	(1,490)
Acquired other real estate owned	2,818	—	—
Other	(57)	18	(89)
Nonperforming assets ending balance	$48,183	$43,331	$47,357

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2019	March 31 2019	June 30 2018	June 30 2019	June 30 2018
Net charge-offs (recoveries)
Commercial and industrial loans	$—	$(124)	$(55)	$(124)	$66
Commercial real estate loans	(13)	(33)	(18)	(46)	(38)
Small business loans	29	118	92	147	107
Residential real estate loans	—	(1)	108	(1)	145
Home equity	53	47	72	100	117
Other consumer	111	146	106	257	189
Total net charge-offs	$180	$153	$305	$333	$586

Net charge-offs to average loans (annualized)	0.01%	0.01%	0.02%	0.01%	0.02%

	Troubled Debt Restructurings At
	June 30 2019	March 31 2019	June 30 2018
Troubled debt restructurings on accrual status	$22,423	$23,053	$25,528
Troubled debt restructurings on nonaccrual status	27,841	28,908	4,095
Total troubled debt restructurings	$50,264	$51,961	$29,623

BALANCE SHEET AND CAPITAL RATIOS
	June 30 2019	March 31 2019	June 30 2018
Gross loans/total deposits	96.16%	93.48%	92.38%
Common equity tier 1 capital ratio (1)	12.24%	12.09%	11.64%
Tier one leverage capital ratio (1)	10.45%	10.64%	10.39%
Common equity to assets ratio GAAP	14.10%	12.28%	11.66%
Tangible common equity to tangible assets ratio (2)	9.92%	9.56%	9.06%
Book value per share GAAP	$47.67	$39.26	$35.49
Tangible book value per share (2)	$32.00	$29.64	$26.78
(1) Estimated number for June 30, 2019.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$104,157	$647	2.49%	$68,994	$426	2.50%	$122,116	$541	1.78%
Securities
Securities - trading	1,894	—	—%	1,616	—	—%	1,599	—	—%
Securities - taxable investments	1,240,509	8,521	2.76%	1,084,747	7,465	2.79%	993,222	6,498	2.62%
Securities - nontaxable investments (1)	1,739	17	3.92%	1,738	17	3.97%	2,204	20	3.64%
Total securities	$1,244,142	$8,538	2.75%	$1,088,101	$7,482	2.79%	$997,025	$6,518	2.62%
Loans held for sale	15,710	40	1.02%	3,445	31	3.65%	4,719	30	2.55%
Loans
Commercial and industrial (1)	1,405,693	20,960	5.98%	1,113,819	14,440	5.26%	943,110	11,116	4.73%
Commercial real estate (1)	4,091,335	50,860	4.99%	3,240,346	39,230	4.91%	3,092,771	35,175	4.56%
Commercial construction	460,921	7,265	6.32%	386,736	5,617	5.89%	416,830	5,256	5.06%
Small business	166,440	2,610	6.29%	165,374	2,484	6.09%	138,758	2,008	5.80%
Total commercial	6,124,389	81,695	5.35%	4,906,275	61,771	5.11%	4,591,469	53,555	4.68%
Residential real estate	1,746,723	17,475	4.01%	926,945	9,547	4.18%	769,441	7,661	3.99%
Home equity	1,146,066	13,313	4.66%	1,086,620	12,175	4.54%	1,061,082	10,830	4.09%
Total consumer real estate	2,892,789	30,788	4.27%	2,013,565	21,722	4.38%	1,830,523	18,491	4.05%
Other consumer	29,413	683	9.31%	16,087	313	7.89%	10,295	211	8.22%
Total loans	$9,046,591	$113,166	5.02%	$6,935,927	$83,806	4.90%	$6,432,287	$72,257	4.51%
Total interest-earning assets	$10,410,600	$122,391	4.72%	$8,096,467	$91,745	4.60%	$7,556,147	$79,346	4.21%
Cash and due from banks	125,507			105,194			100,952
Federal Home Loan Bank stock	22,161			11,697			13,399
Other assets	1,041,346			617,259			545,994
Total assets	$11,599,614			$8,830,617			$8,216,492
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,205,512	$2,175	0.27%	$2,891,613	$1,954	0.27%	$2,664,148	$1,293	0.19%
Money market	1,975,900	4,440	0.90%	1,464,151	2,719	0.75%	1,360,216	1,667	0.49%
Time deposits	1,375,726	4,563	1.33%	717,081	2,355	1.33%	653,373	1,627	1.00%
Total interest-bearing deposits	$6,557,138	$11,178	0.68%	$5,072,845	$7,028	0.56%	$4,677,737	$4,587	0.39%
Borrowings
Federal Home Loan Bank borrowings	372,260	2,373	2.56%	112,898	710	2.55%	62,600	295	1.89%
Customer repurchase agreements	—	—	—%	—	—	—%	143,259	64	0.18%
Line of Credit	8,636	83	3.85%	2,221	21	3.83%	—	—	—%
Long-term borrowings	74,932	745	3.99%	3,331	32	3.90%	—	—	—%
Junior subordinated debentures	71,508	701	3.93%	73,287	684	3.79%	73,076	625	3.43%
Subordinated debentures	84,294	1,045	4.97%	44,678	543	4.93%	34,699	428	4.95%
Total borrowings	$611,630	$4,947	3.24%	$236,415	$1,990	3.41%	$313,634	$1,412	1.81%
Total interest-bearing liabilities	$7,168,768	$16,125	0.90%	$5,309,260	$9,018	0.69%	$4,991,371	$5,999	0.48%
Demand deposits	2,641,470			2,317,209			2,174,571
Other liabilities	171,703			113,688			79,266
Total liabilities	$9,981,941			$7,740,157			$7,245,208
Stockholders' equity	1,617,673			1,090,460			971,284

Total liabilities and stockholders' equity	$11,599,614			$8,830,617			$8,216,492

Net interest income		$106,266			$82,727			$73,347

Interest rate spread (2)			3.82%			3.91%			3.73%

Net interest margin (3)			4.09%			4.14%			3.89%

Supplemental Information
Total deposits, including demand deposits	$9,198,608	$11,178		$7,390,054	$7,028		$6,852,308	$4,587
Cost of total deposits			0.49%			0.39%			0.27%
Total funding liabilities, including demand deposits	$9,810,238	$16,125		$7,626,469	$9,018		$7,165,942	$5,999
Cost of total funding liabilities			0.66%			0.48%			0.34%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $247,000, $202,000, and $179,000 for the three months ended June 30, 2019, March 31, 2019, and June 30, 2018, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2019			June 30, 2018
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$86,673	$1,073	2.50%	$102,136	$852	1.68%
Securities
Securities - trading	1,756	—	—%	1,517	—	—%
Securities - taxable investments	1,163,058	15,986	2.77%	980,293	12,717	2.62%
Securities - nontaxable investments (1)	1,738	34	3.94%	2,233	40	3.61%
Total securities	$1,166,552	$16,020	2.77%	$984,043	$12,757	2.61%
Loans held for sale	9,611	71	1.49%	3,741	49	2.64%
Loans
Commercial and industrial (1)	1,260,562	35,400	5.66%	911,399	20,731	4.59%
Commercial real estate (1)	3,668,191	90,090	4.95%	3,100,063	68,464	4.45%
Commercial construction	424,034	12,882	6.13%	407,328	9,927	4.91%
Small business	165,910	5,094	6.19%	135,460	3,870	5.76%
Total commercial	5,518,697	143,466	5.24%	4,554,250	102,992	4.56%
Residential real estate	1,339,099	27,022	4.07%	762,755	15,162	4.01%
Home equity	1,116,507	25,488	4.60%	1,056,080	21,035	4.02%
Total consumer real estate	2,455,606	52,510	4.31%	1,818,835	36,197	4.01%
Other consumer	22,787	996	8.81%	10,476	425	8.18%
Total loans	$7,997,090	$196,972	4.97%	$6,383,561	$139,614	4.41%
Total interest-earning assets	$9,259,926	$214,136	4.66%	$7,473,481	$153,272	4.14%
Cash and due from banks	115,407			99,288
Federal Home Loan Bank stock	16,958			13,209
Other assets	830,474			545,756
Total assets	$10,222,765			$8,131,734
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,049,430	$4,129	0.27%	$2,613,945	$2,386	0.18%
Money market	1,721,439	7,159	0.84%	1,349,301	3,031	0.45%
Time deposits	1,048,223	6,918	1.33%	649,970	3,105	0.96%
Total interest-bearing deposits	$5,819,092	$18,206	0.63%	$4,613,216	$8,522	0.37%
Borrowings
Federal Home Loan Bank borrowings	243,296	3,083	2.56%	67,792	555	1.65%
Customer repurchase agreements	—	—	—%	149,479	130	0.18%
Line of Credit	5,446	104	3.85%	—	—	—%
Long-term borrowings	39,329	777	3.98%	—	—	—%
Junior subordinated debentures	72,393	1,385	3.86%	73,075	1,215	3.35%
Subordinated debentures	64,595	1,588	4.96%	34,693	855	4.97%
Total borrowings	$425,059	$6,937	3.29%	$325,039	$2,755	1.71%
Total interest-bearing liabilities	$6,244,151	$25,143	0.81%	$4,938,255	$11,277	0.46%
Demand deposits	2,480,235			2,152,168

Other liabilities	142,856			79,196
Total liabilities	$8,867,242			$7,169,619
Stockholders' equity	1,355,523			962,115
Total liabilities and stockholders' equity	$10,222,765			$8,131,734

Net interest income		$188,993			$141,995

Interest rate spread (2)			3.85%			3.68%

Net interest margin (3)			4.12%			3.83%

Supplemental Information
Total deposits, including demand deposits	$8,299,327	$18,206		$6,765,384	$8,522
Cost of total deposits			0.44%			0.25%
Total funding liabilities, including demand deposits	$8,724,386	$25,143		$7,090,423	$11,277
Cost of total funding liabilities			0.58%			0.32%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $449,000 and $356,000 for the six months ended June 30, 2019 and 2018, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)
	Linked quarter
	June 30 2019	March 31 2019	BHB Balance Acquired	Reclass to LHFS (1)	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial	$1,400,924	$1,150,632	$259,592	$—	$(9,300)	(0.81)%
Commercial real estate	4,058,066	3,254,085	838,018	—	(34,037)	(1.05)%
Commercial construction	491,598	373,517	78,609	—	39,472	10.57%
Small business	173,927	166,410	13,851	—	(6,334)	(3.81)%
Total commercial	6,124,515	4,944,644	1,190,070	—	(10,199)	(0.21)%
Residential real estate	1,655,182	935,238	807,154	85,986	(1,224)	(0.13)%
Home equity	1,144,499	1,080,741	64,299	—	(541)	(0.05)%
Total consumer real estate	2,799,681	2,015,979	871,453	85,986	(1,765)	(0.09)%
Total other consumer	26,591	16,249	12,191	—	(1,849)	(11.38)%
Total loans	$8,950,787	$6,976,872	$2,073,714	$85,986	$(13,813)	(0.20)%

Deposits
Demand deposits	$2,738,420	$2,329,566	$301,276	$—	$107,578	4.62%
Savings and interest checking accounts	3,196,639	2,914,367	351,554	—	(69,282)	(2.38)%
Money market	1,927,797	1,496,118	543,842	—	(112,163)	(7.50)%
Time certificates of deposit	1,445,059	723,551	733,764	—	(12,256)	(1.69)%
Total deposits	$9,307,915	$7,463,602	$1,930,436	$—	$(86,123)	(1.15)%

	Year-over-Year
	June 30 2019	June 30 2018	MNB Balances Acquired	BHB Balances Acquired	Reclass to LHFS (1)	Organic Growth/(Decline)	Organic Growth/(Decline)%
Loans
Commercial and industrial	$1,400,924	$976,264	$44,929	$259,592	$—	$120,139	12.31%
Commercial real estate	4,058,066	3,131,337	112,922	838,018	—	(24,211)	(0.77)%
Commercial construction	491,598	364,225	16,497	78,609	—	32,267	8.86%
Small business	173,927	147,137	12,589	13,851	—	350	0.24%
Total commercial	6,124,515	4,618,963	186,937	1,190,070	—	128,545	2.78%
Residential real estate	1,655,182	779,421	95,705	807,154	85,986	58,888	7.56%
Home equity	1,144,499	1,069,297	7,692	64,299	—	3,211	0.30%
Total consumer real estate	2,799,681	1,848,718	103,397	871,453	85,986	62,099	3.36%
Total other consumer	26,591	11,590	3,164	12,191	—	(354)	(3.05)%
Total loans	$8,950,787	$6,479,271	$293,498	$2,073,714	$85,986	$190,290	2.94%

Deposits
Demand deposits	$2,738,420	$2,262,871	$77,786	$301,276	$—	$96,487	4.26%
Savings and interest checking accounts	3,196,639	2,739,228	58,441	351,554	—	47,416	1.73%
Money market	1,927,797	1,351,623	73,645	543,842	—	(41,313)	(3.06)%
Time certificates of deposit	1,445,059	659,768	68,332	733,764	—	(16,805)	(2.55)%
Total deposits	$9,307,915	$7,013,490	$278,204	$1,930,436	$—	$85,785	1.22%

(1)
At June 30, 2019 the Company transferred $86.0 million of residential loans as held for sale, primarily comprised of acquired BHB loans. The table above adjusts for the amounts transferred to arrive at the organic growth/(decline) prior to the transfer.

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	June 30 2019	March 31 2019	June 30 2018
Tangible common equity
Stockholders' equity (GAAP)	$1,636,003	$1,104,538	$977,065	(a)
Less: Goodwill and other intangibles	537,896	270,444	239,724
Tangible common equity	$1,098,107	$834,094	$737,341	(b)
Tangible assets
Assets (GAAP)	$11,603,198	$8,997,457	$8,381,002	(c)
Less: Goodwill and other intangibles	537,896	270,444	239,724
Tangible assets	$11,065,302	$8,727,013	$8,141,278	(d)

Common Shares	34,321,061	28,137,504	27,532,524	(e)

Common equity to assets ratio (GAAP)	14.10%	12.28%	11.66%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.92%	9.56%	9.06%	(b/d)
Book value per share (GAAP)	$47.67	$39.26	$35.49	(a/e)
Tangible book value per share (Non-GAAP)	$32.00	$29.64	$26.78	(b/e)

APPENDIX B

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30 2019	March 31 2019	June 30 2018	June 30, 2019	June 30, 2018
Net interest income (GAAP)	$106,019	$82,525	$73,168	$188,544	$141,639	(a)

Noninterest income (GAAP)	$28,648	$21,533	$21,887	$50,181	$41,750	(b)
Noninterest income on an operating basis (Non-GAAP)	$28,648	$21,533	$21,887	$50,181	$41,750	(c)

Noninterest expense (GAAP)	$93,032	$56,311	$52,688	$149,343	$106,139	(d)
Less:
Merger and acquisition expense	24,696	1,032	434	25,728	434
Noninterest expense on an operating basis (Non-GAAP)	$68,336	$55,279	$52,254	$123,615	$105,705	(e)

Total revenue (GAAP)	$134,667	$104,058	$95,055	$238,725	$183,389	(a+b)
Total operating revenue (Non-GAAP)	$134,667	$104,058	$95,055	$238,725	$183,389	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	21.27%	20.69%	23.03%	21.02%	22.77%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	21.27%	20.69%	23.03%	21.02%	22.77%	(c/(a+c))
Efficiency ratio (GAAP based)	69.08%	54.12%	55.43%	62.56%	57.88%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	50.74%	53.12%	54.97%	51.78%	57.64%	(e/(a+c))